Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—April 18, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.035220 per unit, payable on May 12, 2017 to unitholders of record on April 28, 2017. The distribution primarily represents oil production during the month of January 2017 and natural gas production during December 2016.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	62,978	2,032	306,811	9,897	$49.07	$3.05
Prior Month	74,925	2,417	308,189	10,273	$51.25	$2.50

Oil cash receipts for the properties underlying the Trust totaled $3.1 million for the current month, a decrease of $0.7 million from the prior month calculation as a result of payment timing differences. As previously disclosed, the previous month’s cash receipts were higher than normal due to multiple months of payments on 3 wells in the Permian Basin, 2 of which reached payout in mid-2013, for which Enduro Resource Partners (“Enduro”), the sponsor of the Trust, was not previously being paid by the operator. Oil cash receipts from these wells totaled $0.8 million, representing over 4 years of revenues, and oil volumes totaled approximately 12,100 Bbls for the same period. Excluding the multiple months of receipts for these wells, oil cash receipts and volumes would have been $3.0 million and approximately 62,800 Bbls (2,025 Bbls/D), respectively, for the prior distribution period. Further, the average received wellhead price would have been $48.46 per Bbl, as the payments from several years at higher NYMEX prices increased the average received oil wellhead price reflected in the table above.

Natural gas cash receipts increased from $0.8 million in the prior distribution period to $0.9 million in the current month due to a 22 percent increase in the realized wellhead price as compared to the prior month. The increase in realized wellhead price was driven by a 25 percent increase in NYMEX pricing, from $2.87 per Mcf to $3.59 per Mcf, slightly offset by the differential widening from 13 percent to 15 percent.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, decreased $0.5 million to $1.9 million. The decrease in direct operating expenses is primarily due to ad valorem accrual adjustments in the current month distribution, resulting from actual 2016 ad valorem taxes that were approximately $0.3 million lower than anticipated. Capital expenditures increased $0.2 million from the previous period’s $0.4 million, primarily related to increases in actual and anticipated expenses incurred due to development in the

Permian Basin. Total direct operating expenses and capital expenditures relate to expenses incurred during February 2017.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555